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                                                                      EXHIBIT 12
                 AMERITRUCK DISTRIBUTION CORP. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)
                                   (unaudited)



                                                                 Twelve Months Ended December 31
                                                     -----------------------------------------------------
                                                       1993       1994       1995       1996        1997
                                                     --------   --------   --------   --------    --------
Earnings:
   Income (loss) before income taxes
      and extraordinary items                        $  3,551   $  5,431   $  5,677   $ (1,892)   $(17,274)
                                                     --------   --------   --------   --------    --------

Fixed charges:
   Interest expense and amortization of debt
      discount and premium on all indebtedness          3,783      3,422      4,993     16,677      21,015
   Portion of rent under long-term operating
      leases representative of an interest
      factor                                              306        309        573      1,658       3,429
   Preferred stock dividend requirements of
      consolidated subsidiaries                         1,224      1,486        188          -           -
                                                     --------   --------   --------   --------    --------
           Total fixed charges                          5,313      5,217      5,754     18,335      24,444
                                                     --------   --------   --------   --------    --------

   Earnings before income taxes, extraordinary
      items and fixed charges                           8,864     10,648     11,431     16,443       7,170
                                                     ========   ========   ========   ========    ========

Ratio of earnings to fixed charges                      1.67x      2.04x      1.99x          *           *
                                                     ========   ========   ========   ========    ========



* The Company's earnings were insufficient to cover fixed charges by $17,274 and $1,892 for the years ended December 31, 1997 and 1996, respectively.